Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Reports Third-Quarter 2010 Results;
Production Sets New Company Record

FORT WORTH, TEXAS (November 8, 2010) – Quicksilver Resources Inc. (NYSE: KWK) today reported net income of $21.8 million ($.13 per diluted share) in the 2010 third quarter as compared to income of $0.7 million ($.00 per diluted share) in the prior-year period.   Third-quarter 2010 adjusted net income, a non-GAAP measure, was $28.7 million ($.17 per diluted share) as compared to the 2009 period adjusted net income of $42.7 million ($.25 per diluted share).  Details of adjusted net income are included in the attached tables of this news release.

Quicksilver achieved another record for average daily production in a quarter, producing an average of more than 362 million cubic feet of natural gas equivalents (MMcfe) per day in the third quarter of 2010, up 16.4% compared to approximately 311 MMcfe per day for the same period in 2009.  Total production for the third quarter of 2010 was approximately 33.3 billion cubic feet of natural gas equivalents (Bcfe) compared to approximately 28.6 Bcfe for the third quarter of 2009.  Increased production of dry gas from the company’s Lake Arlington and Alliance projects in the northern portion of its Fort Worth Basin acreage primarily drove the production increase.  The production volumes in the third quarter of 2010 were comprised of approximately 78% natural gas, approximately 21% natural gas liquids (NGLs) and approximately 1% crude oil and condensate.

In July, Quicksilver announced a definitive agreement to sell all of its interests in Quicksilver Gas Services, the primary provider of midstream services for our Fort Worth Basin operations, to Crestwood Holdings LLC for $701 million in cash and up to an additional $72 million in earn-out payments.  That transaction was consummated on October 1, 2010.  In accordance with GAAP, Quicksilver will not treat this divestment as discontinued operations because the divested entity will continue to provide midstream services to Quicksilver.  Therefore, the company’s results for the third quarter of 2010 include the consolidated results for Quicksilver Gas Services.  The company will present pro forma condensed consolidated statement of operations, for this transaction, for the three months and nine months ending September 30, 2010, in its Form 10-Q that is expected to be filed later today.

Revenue and Costs

Sales of natural gas, NGLs and crude oil increased approximately 10% to $218.2 million in the third quarter of 2010 as compared to $198.3 million in the 2009 quarter.  The increase was primarily due to greater production volumes for natural gas offset in part by lower realized prices for natural gas, NGLs and crude oil.  The company’s weighted-average realized price per thousand cubic feet of natural gas equivalents (Mcfe) in the 2010 third quarter was $6.55, down approximately 5.5% from the prior-year quarter.

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Total production expense for the 2010 third quarter was $39.4 million compared to $29.1 million in the prior-year quarter.  The increase is primarily associated with higher production volumes and increases for saltwater disposal costs and the costs of operating the Alliance midstream system, which was placed into service during the fourth quarter of 2009.

Earnings from BreitBurn Ownership

Quicksilver reported income of $17.0 million attributable to the company’s approximate 31% interest in BreitBurn Energy Partners L.P.’s (Nasdaq: BBEP) second-quarter 2010 results, including approximately $9.5 million of income from derivatives.  During the third quarter of 2010, Quicksilver received approximately $6.9 million in cash distributions associated with its ownership of BreitBurn units.

Development Highlights

In the Fort Worth Basin, the company drilled 22 gross (19.0 net) wells and connected 28 gross (23.9 net) wells to sales during the third quarter of 2010.  The company currently has three rigs working in the basin and expects to remain at this level through the remainder of the year.  The company also currently has four hydraulic fracturing crews working in the basin and expects to reduce its inventory of drilled-but-uncompleted wells in the Fort Worth Basin to approximately 90 by year end.

In the Horseshoe Canyon area of Alberta, Canada, drilling, completion and pipeline activities resumed in the third quarter as ground conditions allowed.  The company drilled six gross (5.1 net) operated wells during the third quarter and at this time does not plan to drill any more wells for the remainder of the year.  This will result in a total of 11 gross (9.3 net) wells drilled in the area during 2010.  The company expects to complete or recomplete 13 gross (8.5 net) wells and tie-in 11 gross (8.5 net) wells during the fourth quarter of the year in the Horseshoe Canyon area.

In October, Quicksilver acquired interests in an additional 47,000 gross (21,700 net) acres in the Joffre area of the Horseshoe Canyon, where the company already operates.  The $22 million acquisition included approximately 23 billion cubic feet of proved developed natural gas reserves and net production of approximately 5 million cubic feet (MMcf) per day of natural gas.

Horn River Basin

In the Horn River Basin of northeast British Columbia, Quicksilver’s C-29-D well produced at initial rates of approximately 14.4 MMcf per day of natural gas through a 50/64-inch choke and has averaged more than 12 MMcf per day during the first 22 days of production.  The well tested a 4,600-foot lateral section of the Muskwa formation and included 14 stages of fracture stimulation.  This is the company’s third completion in the basin and the most productive to date.  The company’s three producible wells in the Horn River are currently capable of producing more than 15 MMcf per day.  The company sells this production through a permanent sales line that connects to the Spectra pipeline to Fort Nelson.  The company expects to begin completion activities on a fourth well in the basin by year end.  The company has also recently spudded a horizontal well to test the Exshaw formation, encountered at a vertical depth of approximately 4,350 feet, for commercial oil.

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Quicksilver holds 100% working interests in 20 exploratory licenses covering a total of approximately 130,000 gross contiguous acres in the Horn River Basin.  Drilling activities to date have already validated eight licenses totaling nearly 50,000 acres.  The company expects to validate the remaining exploratory licenses during the next two winter drilling seasons.

Expanding Acreage Opportunities

Quicksilver has added approximately 145,000 gross (77,000 net) acres to its existing acreage holdings in the Greater Green River Basin of northern Colorado and southern Wyoming.  The company now has approximately 140,000 net acres in the basin, which it believes to be prospective for both oil and natural gas in the Niobrara formation.  The company anticipates drilling two exploratory wells on this acreage in 2011.

In the Southern Alberta Bakken Basin of northern Montana, the company also has rights to approximately 160,000 gross (119,000 net) acres in Glacier and Toole counties that are primarily held by production from the Cutbank field.  The company believes that this acreage is also prospective for oil from the Bakken formation.

Capital and Fourth-Quarter 2010 Outlook

During the third quarter of 2010, the company incurred capital costs of approximately $134 million, of which approximately 85 percent was associated with drilling and completion activities, approximately nine percent for midstream activities, approximately five percent for acreage purchases and approximately one percent for corporate.

Fourth-quarter 2010 production volumes are expected to average in the range of 385 MMcfe to 395 MMcfe per day.  Average unit expenses, on a Mcfe basis, are expected as follows:

•	Production	$.53	-	$.58
•	Gathering and processing	.75		.80
•	Transportation	.40		.45
•	Production taxes	.23	-	.25
•	General and administrative	.55	-	.58
•	Depletion, depreciation & accretion	1.35	-	1.40

The company has derivatives in place to cover approximately 66% of expected production for the fourth quarter of 2010.  A total of 200 MMcf per day of natural gas is covered by collars with a weighted-average floor price of $7.40 per thousand cubic feet (Mcf) and 10,000 barrels per day of NGLs are covered by fixed-price swaps with a weighted-average price of $33.47 per barrel for the fourth quarter of 2010.  In 2011, the company has a total of 150 MMcf per day of natural gas production covered by collars and fixed-price swaps with a weighted-average floor price of $6.20 per Mcf and 8,000 barrels per day of NGLs are covered by fixed-price swaps with a weighted-average price of $38.33 per barrel for the year.

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Conference Call

The company will host a conference call to discuss third-quarter 2010 operating and financial results and its outlook for the future at 11:00 a.m. eastern time today.

Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 44054167, prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 and enter the conference ID number 44054167.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; and the effects of existing or future

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litigation; failure to receive a proposal for a transaction to pursue strategic alternatives for us or that any transaction will be approved or consummated; costs and expenses associated with our consideration of potential strategic alternatives, including without limitation, any related litigation expense; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

Media Contact:
Tom Johnson
Chuck Dohrenwend
The Abernathy MacGregor Group
(212) 371-5999

Investor Contact:
Rick Buterbaugh
(817) 665-4835

KWK 10-18

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue
Natural gas, NGL and oil	$218,249	$198,287	$631,499	$581,156
Sales of purchased natural gas	16,982	5,964	50,027	11,181
Other	2,469	2,406	6,902	6,293
Total revenue	237,700	206,657	688,428	598,630

Operating expense
Oil and gas production expense	39,402	29,064	113,593	92,938
Production and ad valorem taxes	9,170	6,630	26,542	18,437
Costs of purchased natural gas	14,638	2,964	51,701	11,546
Other operating costs	1,320	2,066	3,544	5,337
Depletion, depreciation and accretion	52,542	44,548	149,968	155,210
General and administrative	24,005	17,682	61,745	59,452
Total expense	141,077	102,954	407,093	342,920
Impairment expense	(31,531)	-	(31,531)	(967,126)
Operating income (loss)	65,092	103,703	249,804	(711,416)
Income (loss) from earnings of BBEP - net	17,024	(43,685)	24,203	(24,669)
Other income (expense) - net	14,253	(645)	67,646	(739)
Interest expense	(51,532)	(41,619)	(142,171)	(149,901)
Income (loss) before income taxes	44,837	17,754	199,482	(886,725)
Income tax (expense) benefit	(18,268)	(15,595)	(71,569)	301,125
Net income (loss)	26,569	2,159	127,913	(585,600)
Net income attributable to noncontrolling interests	(4,766)	(1,429)	(11,119)	(4,411)
Net income (loss) attributable to Quicksilver	$21,803	$730	$116,794	$(590,011)

Income (loss) per common share - basic	$0.13	$-	$0.69	$(3.49)

Income (loss) per common share - diluted	$0.13	$-	$0.68	$(3.49)

Basic weighted average shares outstanding	170,307	169,021	170,242	168,917
		-
Diluted weighted average shares outstanding	171,037	170,657	180,847	168,917

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$15,078	$1,037
Accounts receivable - net of allowance for doubtful accounts	35,757	63,738
Derivative assets at fair value	142,389	97,957
Other current assets	32,663	54,652
Total current assets	225,887	217,384
Investment in BBEP	95,124	112,763
Property, plant and equipment
Oil and gas properties, full cost method (including unevaluated costs of $404,783 and $458,037, respectively)	2,707,785	2,338,244
Other property and equipment	205,903	204,601
Property, plant and equipment - net	2,913,688	2,542,845
Assets of midstream operations held for sale	561,924	548,508
Derivative assets at fair value	84,870	14,427
Deferred income taxes	45,179	133,051
Other assets	37,447	43,904
	$3,964,119	$3,612,882
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$113,509	$149,766
Accrued liabilities	109,897	153,598
Derivative liabilities at fair value	-	395
Deferred income taxes	51,598	51,675
Total current liabilities	275,004	355,434
Long-term debt	2,396,705	2,302,123
Liabilities of midstream operations held for sale	267,117	148,191
Asset retirement obligations	52,435	48,472
Other liabilities	28,461	20,691
Deferred income taxes	50,988	41,149
Commitments and contingencies	-	-
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.01 par value, 400,000,000 shares authorized; 175,543,699 and 174,469,836 shares issued, respectively	1,755	1,745
Paid in capital in excess of par value	753,944	730,265
Treasury stock of 5,046,039 and 4,704,448 shares, respectively	(41,428)	(36,363)
Accumulated other comprehensive income	179,770	121,336
Retained deficit	(64,191)	(180,985)
Quicksilver stockholders' equity	829,850	635,998
Noncontrolling interests	63,559	60,824
Total equity	893,409	696,822
	$3,964,119	$3,612,882

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income (loss)	$127,913	$(585,600)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment expense	31,531	967,126
Depletion, depreciation and accretion	149,968	155,210
Deferred income tax expense (benefit)	71,569	(313,556)
Stock-based compensation	17,343	16,007
Non-cash (gain) loss from commodity derivative activities	(45,801)	2,845
Non-cash interest expense	13,372	40,553
(Income) loss from BBEP in excess of cash distributions, net of impairment	(9,416)	35,770
Gain on sale and disposition of BBEP units	(49,850)	-
Other	(337)	684
Changes in assets and liabilities:
Accounts receivable	25,101	67,555
Derivative assets at fair value	30,816	54,896
Other assets	4,974	4,490
Accounts payable	(18,793)	(34,543)
Accrued and other liabilities	(1,000)	39,156
Net cash provided by operating activities	347,390	450,593

Investing activities:
Purchases of property, plant and equipment	(494,338)	(561,120)
Proceeds from sale of BBEP units	22,498	-
Proceeds from sales of property and equipment	1,030	221,038
Net cash used for investing activities	(470,810)	(340,082)

Financing activities:
Issuance of debt	661,232	1,377,525
Repayments of debt	(491,043)	(1,507,137)
Debt issuance costs paid	(109)	(30,995)
Gas Purchase Commitment assumed	-	58,294
Gas Purchase Commitment repayments	(25,900)	(3,804)
Issuance of KGS common units - net of offering costs	11,054	-
Distributions paid on KGS common units	(13,550)	(7,344)
Proceeds from exercise of stock options	1,388	822
Taxes paid for equity-based compensation vesting	(1,144)	(63)
Purchase of treasury stock for stock-based compensation vesting	(4,851)	(868)
Net cash provided by (used for) financing activities	137,077	(113,570)

Effect of exchange rate changes on changes in cash	(306)	1,779

Net increase (decrease) in cash and cash equivalents	13,351	(1,280)

Cash and cash equivalents at beginning of period	1,785	2,848

Cash and cash equivalents at end of period	$15,136	$1,568

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Average Daily Production:
Natural Gas (Mcfd)	281,997	221,168	267,237	232,728
NGL (Bbld)	12,562	14,024	11,895	14,074
Oil (Bbld)	834	981	851	1,236
Total (Mcfed)	362,377	311,196	343,717	324,590

Average Realized Prices:
Natural Gas (per Mcf)	$6.83	$7.69	$7.05	$7.41
NGL (per Bbl)	$30.91	$28.15	$31.12	$24.57
Oil (per Bbl)	$69.32	$60.55	$70.31	$47.44
Total (Mcfe)	$6.55	$6.93	$6.73	$6.56

Expense per Mcfe:
Oil and gas production expense:
Lease operating expense	$1.16	$0.99	$1.19	$1.02
Equity compensation	0.02	0.03	0.02	0.03
Total oil and gas production expense:	$1.18	$1.02	$1.21	$1.05

Production and ad valorem taxes	$0.28	$0.23	$0.28	$0.21
Depletion, depreciation and accretion	$1.58	$1.56	$1.60	$1.75
General and administrative expense:
Litigation settlement	$0.07	$0.03	$0.03	$0.07
Cash expense	0.50	0.46	0.47	0.45
Equity compensation	0.15	0.13	0.16	0.15
Total general and administrative expense	$0.72	$0.62	$0.66	$0.67

QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe) per day basis, by operating area

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Texas	295.1	240.2	272.7	255.3
Other U.S.	3.7	3.2	4.2	3.2
Total U.S.	298.8	243.4	276.9	258.5
Canada	63.6	67.8	66.8	66.1
Total Company	362.4	311.2	343.7	324.6

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss)	$21,803	$730	$116,794	$(590,011)

Adjustments
Impairment expense	31,531	-	31,531	967,126
Impairment of investment in BBEP	-	-	-	102,084
Equity portion of BBEP impairment expense	-	-	-	35,044
Crestwood Transaction expenses	2,560	-	2,560	-
Equity portion of early settlement of hedges from BBEP	-	(10,094)	-	(28,602)
Equity portion of interest rate derivatives from BBEP	(548)	(136)	(1,535)	6,841
Equity portion of commodity derivatives from BBEP	(9,005)	60,160	(2,879)	(78,663)
Equity portion of loss from sale of properties from BBEP	133	-	379	-
BBEP settlement	-	-	(18,000)	-
Gain on sale and disposition of BBEP units	(14,424)	-	(49,850)	-
Unrealized valuation on Gas Purchase Commitment	(5,496)	-	(5,960)	-
Debt termination-related expenses	-	-	-	27,122
Legal settlement	2,400	-	2,400	5,000
Total adjustments before income tax expense	7,151	49,930	(41,354)	1,035,952
Income tax expense for above adjustments	(2,503)	(17,475)	14,474	(344,896)
Total adjustments after income tax expense	4,648	32,455	(26,880)	691,056
Current quarter effect of tax rate changes to prior quarters	2,226	9,553	-	-
Total adjustments after tax	6,874	42,008	(26,880)	691,056

Adjusted net income	$28,677	$42,738	$89,914	$101,045

Adjusted net income per common share - Diluted	$0.17	$0.25	$0.53	$0.58

Diluted weighed average common shares outstanding	180,853	180,474	180,847	179,972

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